Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

Silver Falcon Mining, Inc.

Code of Business Conduct and Ethics

Adopted July 24th, 2009

1.

Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and the Audit Committee and summarizes the standards that must guide our actions.  While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability.  Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including our shareholders.  All of our employees, officers and directors must conduct themselves according to the language and spirit of the Code and seek to avoid even the appearance of improper behavior.  Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness.  We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

2.

Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.  No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

If you believe that any practice raises questions as to compliance with this Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the General Counsel.  The Company also holds information and training sessions to promote compliance with the laws, rules and regulations that affect our business.

3.

Trading on Inside Information

Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal.  All non-public information should beconsidered inside information and should never be used for personal gain.  You are required to familiarize yourself and comply with the Company’s policy against insider trading, copies of which are distributed to all employees, officers and directors and are available from the Legal Department and the Human Resources Department.  You should contact the Legal Department with any questions about your ability to buy or sell securities.

4.

Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset.  Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company or its customers if disclosed.  Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal.  Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.  We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

5.

Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company.  All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates.  A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.  Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situation which may constitute a conflict of interest:

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Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

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Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier.

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Competing with the Company for the purchase or sale of property, services or other interests.

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Having an interest in a transaction involving the Company, a customer or supplier (not including routine investment in publicly traded companies).

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Receiving a loan or guarantee of an obligation as a result of your position with the Company.

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Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the General Counsel.

In order to avoid conflicts of interest, each of the Company’s senior level employees holding the positions of (1) Chief Executive Officer, (2) Chief Financial Officer, (3) Chief Operating Officer, (4) President, or (5) General Counsel must inform the Company if they are contacted by outside organizations regarding advisor appointments, consultant positions or board appointments so that a determination can be made concerning any conflict of interest, if a new relationship or proposed appointment could be expected to give rise to a conflict.

6.

Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director.  Loss, theft and misuse of Company assets directly impact our profitability.  Any suspected loss, misuse or theft should be reported to the General Counsel.

The sole purpose of the Company’s equipment, vehicles and supplies is the conduct of our business.  They may only be used for Company business consistent with Company guidelines.

7.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position.  No employee, officer or director may compete with the Company.  Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests.

8.

Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.  No payment in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action.  The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of the policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business.  However, these gifts should be given infrequently and their value should be modest.  Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees.  Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Legal Department.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business.  When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Legal Department before taking any action.

9.

Quality of Public Disclosures

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations.  Our reports and documents filed or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

10.

Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, color, national origin, ancestry, sex, sexual orientation, age, religion, creed, physical or mental disability, medical condition, marital status, citizenship status, military service status, pregnancy, childbirth and related medical conditions.  Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity.  In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated.  All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment.

11.

Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers.  Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability.  If you have any questions, consult the Legal Department.

12.

Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies.  This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf.  No one may be reimbursed directly or indirectly by the Company for personal political contributions.

13.

Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations.  The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business.  Achieving this goal is the responsibility of all officers, directors and employees.

14.

Reporting of any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code.  The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office.  Violations of the Code that involve illegal behavior will be reported to the appropriate government authorities.

Situations which may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment.  Employees should report any concerns or questions about violations of laws, rules, regulations or this Code to the office of the General Counsel.

Any concerns about violations of laws, rules, regulations or this Code by the Chief Executive Officer, President or any senior executive officer or financial officer or Board member should be reported promptly to the General Counsel, and the General Counsel shall notify the Nominating and Corporate Governance Committee of any violation.  Violations where a conflict of interest involves the General Counsel where the General Counsel is directly involved should be reported to the Nominating and Governance Committee.  When reporting conduct suspected of violating the code, the Company prefers that employees identify themselves so that the Company can take appropriate steps to investigate the report with a follow-up interview.  If an employee wishes to remain anonymous, he or she may do so.  The Company will use all reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation.  An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly.

The Company encourages all employees, officers and directors to report any suspected violations promptly and will thoroughly investigate any good faith reports of violations.  The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.  Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code and the future success of EESV.  You are required to cooperate in internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers.  The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Chief Financial Officer and the Audit Committee of the Board of Directors.  The Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code after review by the Nominating and Corporate Governance Committee.  Questions should be directed to the office of the General Counsel.

15.

Waivers and Amendments

Any waivers of the provisions of this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders.  Any waivers of this Code for other employees may only be granted by the General Counsel.  Amendments to this Code must be approved by the Board of Directors and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior executive officers will also be promptly disclosed to the Company’s shareholders.